Exhibit 99.1

Evergreen Energy Inc. Signs Agreements for
K-Direct Coal Refineries with Two Major Utilities

K-Fuel increases coal’s energy efficiency and reduces power plant emissions

DENVER, December 27, 2006 -Evergreen Energy Inc. (NYSE Arca: EEE) has signed Agreements with two major utilities to advance the integration of several K-Direct coal refineries in both existing and new coal power plants. The Agreements signed in December 2006 call for the parties to proceed with engineering, design and test burns of applicable coals for the specific plants. The company will provide further details in January.

"We are pleased that K-Direct coal refineries are a key part of the energy, economic, and environmental balance necessary to meet today's and future energy demands,” said Mark Sexton, chairman and CEO of Evergreen Energy. “While many other clean energy concepts for coal-fired power plants remain unproven and are many years away from being commercially and technically viable, the technology in K-Direct facilities is proven and ready to be integrated with existing and future coal plants.”

Evergreen & K-Direct Background
Using a proprietary process involving steam and pressure, Evergreen Energy refines a wide range of sub-bituminous and lignite (low-rank) coals into K-Fuel™, a more efficient coal that provides more energy with lower emissions and improves the performance of post-combustion emission control technologies.

Under the K-Direct concept, a K-Fuel™ coal refinery located next to an existing power generating station can use the station’s secondary steam as a

Evergreen K-Direct Agreements
December 27, 2006 - Page 2

power source, return to the station large amounts of water produced by the K-Fuel™ refinement process and permit the utility to use a wide range of lower cost coals.

For example, when compared to coal from Wyoming’s Powder River Basin, K-Fuel™ has approximately 30 percent more Btu’s per pound with an approximate 70 percent reduction in mercury, and upon combustion significant reductions in sulfur dioxide, nitrous oxides and carbon dioxide on a “per kilowatt-hour generated” basis.

About Evergreen Energy Inc.
Evergreen Energy is leveraging a vertically integrated, coal-based platform to deliver combined energy, environmental and economic solutions, producing cleaner, efficient and affordable energy. Evergreen Energy is meeting the specific needs of vital industrial, international and public utility market customers. Our proprietary K-Fuel™ process uses heat and pressure to physically and chemically transform high moisture, low Btu coals into a more energy efficient, lower emission fuel. A co-benefit of the K-Fuel™ process is the removal of significant amounts of mercury and reductions in the emissions of carbon dioxide, sulfur dioxide and nitrogen oxides. Visit www.evgenergy.com for more information.

Contacts:

For Evergreen Energy

Analysts and Investors                   Media and Public Affairs
Karli Anderson                                Paul Jacobson
Director, Investor Relations           VP, Corporate Communications
303.293-2992                                 303-293-2992